APPENDIX 3.A.

CODE OF ETHICS

Amended May 1, 2017

Code of Ethics of

Voya Financial, Inc.

Voya Investment Management, LLC Voya Investments, LLC

Voya Investment Management Co. LLC

Directed Services LLC

Voya Investment Management (UK) Limited

Voya Alternative Asset Management LLC Pomona Management, LLC

Voya Investments Distributor, LLC

Voya Realty Group, LLC Voya Investment Trust Co.

Voya Investment Management (UK) Limited Voya funds

A.

Adoption of Code of Ethics

This Code of Ethics (the “Code”) has been adopted by each of the registered investment companies advised by Voya Investments LLC (or an affiliate) and operating under the Voya funds umbrella (the “Voya funds”) and by each of the following Voya Entities (collectively, referred to as “Voya Entities”):

Voya Investment Management LLC Voya Investments LLC

Voya Investment Management Co. LLC Directed Services LLC

Voya Alternative Asset Management LLC Pomona Management, LLC

Voya Investments Distributor, LLC Voya Realty Group, LLC

Voya Investment Trust Co.

Voya Investment Management (UK) Limited

The provisions of the Code are applicable to all directors, trustees, officers and persons employed or appointed by one or more of the Voya Entities as well as their immediate family members living in such designated person’s household (collectively, referred to as “Employees”) unless otherwise noted.

In addition, the Code is applicable to the trustees/directors of each of the Voya funds (the “Voya Funds Directors”).

All Employees and the Directors of the Voya funds (collectively, referred to as “Covered Persons”) will be provided with a copy of this Code upon employment with the Voya Entities or appointment and notified when any material amendments are made to the Code.

The Code is not intended to supersede or otherwise replace the Voya Code of Business Conduct and Ethics.  All of the policies and guidelines contained in the Voya Code of Business Conduct and Ethics shall remain in full force and effect as to Employees.

B.

Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees have a fiduciary duty to clients, including the Voya funds, while the Directors of the Voya funds have a fiduciary duty only to the Voya funds. Accordingly, Covered Persons shall conduct their activities in accordance with the following standards:

1

Clients’ Interests Come First. In the course of fulfilling their duties and responsibilities, Covered Persons must at all times place the interests of the clients (or, in the case of the Directors of the Voya funds, the Voya funds) first.  In particular, Covered Persons shall avoid putting their own personal interests ahead of the interests of a client.

2

Conflicts of Interest Shall Be Avoided. Covered Persons must avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to, in the case of an Employee, a Voya Entity or a client of a Voya Entity., or in the case of a Director of the Voya funds, the Voya funds.

3

Compromising Situations Shall Be Avoided. Covered Persons shall never take advantage of their position of trust and responsibility.  Covered Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

All activities of Covered Persons shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards.  However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Employee may include but not be limited to reprimand, suspension, disgorgement of trading profits and termination of employment.

C.

Duty of Confidentiality

Covered Persons must keep confidential any non-public information regarding Voya, a Voya Entity, a Voya fund, and any client or any entity whose securities they know or should know are under investment review by a portfolio management team acting on behalf of a Voya Entity.  Covered Persons have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have an explicitly clear and compelling need to know such information.

D.

Covered Persons’ Duty to Comply with Federal Securities Laws

Voya Entities’ activities are governed by the federal securities laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940, as amended.  Covered Persons are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

E.

Prohibitions on Insider Trading

1

Trading on Knowledge of Clients’ Activities. Covered Persons are prohibited from taking advantage of their knowledge of recent or impending research generated by a Voya Entity or securities activities of clients.  In particular, Covered Persons are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account. This prohibition applies to all securities in which a Covered Person has acquired, or will acquire, "beneficial ownership." For these purposes, a Covered Person is considered to have beneficial ownership in all securities over which the Covered Person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person's benefit), regardless of who is the registered owner.

2

 Trading on Knowledge of Material Non-Public Information. All Covered Persons are prohibited from taking personal advantage of their knowledge of material non-public information, particularly buying or selling any security while in the possession of material non- public information about the issuer of the security. The Code also prohibits Covered Persons from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)

Identifying Material Non-Public Information.

Material Information.  Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions. Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments.  Material information may also relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material. You are encouraged to direct any questions to the Voya IM Compliance Department.

Non-Public Information.  Information is considered public when it has been circulated broadly to investors in the marketplace.  Tangible evidence of such circulation is the best indication that the information is public.  For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

(b)

Reporting Material Non-Public Information. Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information.  If you think you might have such knowledge, you must:

•

Report the information and proposed trade immediately to the Voya IM Compliance Department;

•

Refrain from trading in the security on behalf of yourself or clients; and

•

Refrain from communicating the information to anyone outside or inside of the Voya Entities other than the Voya IM Compliance Department.

The Voya IM Compliance Department, in consultation with the Law Department, will determine whether the information is material and non-public and, if so, what actions need to be taken.

3.  Disciplinary Sanctions. Trading securities while in the possession of material non-public information, or improperly communicating that information, may expose you and the Voya Entities to stringent penalties, including fines, suspensions and imprisonment. Regardless of whether a government inquiry occurs, the Voya Entities view seriously any violations of this Code.

F.

Additional Personal Trading Restrictions

The restrictions of this section apply to all Employees, covered under the personal trading policies and procedures of Voya Investment Management (“Voya IM”), and to accounts over which they have the authority to make investment decisions, for all transactions involving securities.

1.

Pre-Clearance of Securities Transactions.  Except for the transactions listed below, approval must be obtained from the Voya IM Compliance Department before entering an order to buy or sell or transfer securities by gift or selling of shares in connection with margin calls. An approval to trade is only valid on the business day it is received (note: such approvals terminate at 4 p.m. Eastern Time on the date such approval is granted). If you receive an approval and do not complete the trade that same day, you must seek pre-clearance to complete the trade the next (or any subsequent) business day.  Except as noted below, an approval must be received for every transaction. Pre-clearance approvals for securities traded on a U.S. exchange or in a U.S. market are effective until the close of business on the day that your pre-clearance request has been approved. Pre-clearance approvals for securities traded on a foreign exchange or in a foreign market are effective until the close of business on the business day following approval of your pre-clearance request. If you want to modify your trade request previously submitted in any way (e.g., date of execution or share quantity), you must submit a new pre- clearance request.

The Voya Entities utilize a vendor system to process personal trading.  All preclearance requests shall be made via the system, which can be accessed at:  https:/voya.ptaconnect.com/

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade).

Private Placement investment personnel must obtain pre-clearance to purchase or sell private placements.

2.

Pre-Clearance and Holding Period Requirements for Voya Financial, Inc. securities.

Employees must obtain pre-clearance for transactions involving Voya Financial Inc. securities, including:

•

Open market purchases and sales;

•

Gifting or making a charitable contribution of your holdings;

•

Transactions in Voya Company Stock Fund in the 401k (other than automatic purchases made pursuant to an established payroll-deduction program); or

•

Sales of Restricted Stock (other than the immediate sales upon vesting of securities).

Employees who wish to transact in Voya securities should consider the following before seeking pre-clearance and transacting:

•

Voya Securities must be held for a minimum of 60 calendar days from the acquisition date, including the Voya Company Stock Fund in Voya 401K accounts.

•

Employees are prohibited from shorting any securities issued by Voya.

•

Employees are prohibited from trading securities issued by Voya during the “Closed Period for Voya Financial Instruments”, including trades in Voya 401k accounts.

•

Employees are prohibited from automatic rebalancing of the Voya Company Stock Fund in Voya 401k accounts.

Warning: Failure to Pre-Clear will result in sanctions including suspension of personal trading privileges!   Be alert that transactions, including rebalances, involving the Voya Company Stock Fund held in your Voya 401k account without pre- clearance will trigger a violation.

3.

Exceptions to Pre-Clearance of Securities Transactions.

•

Direct obligations of the Government of the United States;

•

High quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•

Shares of open-end funds, including shares held in Voya’s 401(k) plan (as defined in Section G, below);

•

Transactions in accounts over which an Employee has no direct or indirect control or influence (managed or discretionary accounts);

•

Transactions under any incentive compensation plan sponsored by the Voya Entities;

•

Transactions made through an automatic dividend reinvestment plan, automatic payroll deduction or similar program (excluding Self Directed Brokerage Accounts) where the timing of purchases and sales is controlled by someone other than the Employee;

•

Transactions made through a fully discretionary Robo-Advisor program;

•

An exercise of pro-rata rights issued by a company to all the holders of a class of its securities;

•

On any given day, transactions involving 100 shares or less (per account) of common stock issued by companies included in the S&P 500 Index; and

•

On any given day, transactions involving 100 shares or less (per account) of Exchange-Traded Funds.

While the securities transactions noted above may not need to be pre-cleared, they may need to be held and reported in accordance with the reporting requirements set forth in Section H., below.

4.

Prohibition on Initial Public Offerings.   Employees are prohibited from acquiring securities in initial public offerings; except for transactions made pursuant to an employee incentive compensation, retention or other program put in place by a Voya Entity.

5.

Restrictions on Private Placements. Employees are prohibited from acquiring non- public securities (a private placement) without the prior approval of the Voya IM Compliance Department.  If an Employee is granted approval to make such a personal investment, that Employee will not participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

6.

Prohibition on Short-Term Trading Profits.  Employees are prohibited from profiting from the purchase and sale, or sale and purchase, of the same (or related) securities or exchange–traded funds as well as shares of Voya open-end funds. Profits made in connection with short-term trades may be subject to disgorgement.

Holding period requirements are as follows:

•

Shares of securities (including, Voya Company Stock Fund, individual stocks, bonds, closed-end funds, derivatives, etc.) must be held for 60 calendar days from the purchase date.

•

Shares of exchange-traded funds must be held for 30 calendar days from the purchase date.

•

Shares of Voya open-end funds (including 401 k transactions other than those involving the Voya Company Stock Fund) must be held for 30 calendar days from the purchase date.  Note: The 30 day holding period for shares of Voya open-end mutual funds is measured from the time of the most recent purchase of the shares of the relevant Voya fund.

7.

Prohibition of Short Selling Voya Securities. Employees are prohibited from shorting any securities issued by Voya Financial of its or any majority owned subsidiaries (“Voya Securities”), either directly or indirectly, including the use of derivatives transactions. For avoidance of doubt, this prohibition includes writing a covered call option against Voya Securities.

8.

Prohibition of Trading in Voya Securities during the “Closed Period”. Employees are prohibited from trading Voya Securities, including the Voya Company Stock Fund in Voya’s 401k Plan, during the “Closed Period for Voya’s Financial Instruments” as set forth by Voya Financial. The Voya Closed Periods are set forth on the vendor system utilized to process personal trading requests, which can be accessed at:  https://voya.ptaconnect.com/

G.

TRANSACTIONS IN VOYA FUND SHARES

The following restrictions and requirements apply to all purchases and sales of shares of open-end funds issued by the Voya funds other than money market and short-term bond funds (“Voya fund Shares”) and all holdings of Voya fund Shares by Covered Persons, including those in which they have a beneficial ownership interest, except as provided below.

These restrictions and requirements do not apply to purchases of Voya fund Shares through (1) an automatic dividend reinvestment plan; or (2) through any other automatic investment plan, automatic payroll deduction plan, or other automatic plan approved by the Voya IM Compliance Department.

Compliance with Prospectus.

All transactions in Voya fund Shares must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant fund, including but not limited to the fund’s policies and procedures relating to short term trading and forward pricing of securities.

Additional Restrictions

Certain Covered Persons may be considered insiders to a closed-end Voya fund.  In such cases, these persons will be notified of their status as well as advised of additional restrictions imposed on them and their ability to transact in such Voya closed-end fund.

Solely to facilitate compliance with timely Form 4 and 5 filing requirements with the Securities and Exchange Commission, all such insiders must submit a written report of any transaction involving a closed-end Voya fund on the trade date of such transaction to the Voya IM Compliance Department.

H.

Reporting Requirements

1.

Disinterested Directors/Trustees

Voya funds Directors who are not deemed to be “interested persons” (as that term is defined under the Investment Company Act of 1940, as amended (“IC Act”) of a Voya fund, its investment adviser or the adviser’s affiliate (the “Disinterested Directors”) must submit a quarterly report containing the information set forth in paragraph 2, below, only with respect to those transactions for which such person knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known, that during the 15-day period immediately before or after the Disinterested Director’s transaction in securities that are otherwise subject to the reporting requirements described herein, an applicable Voya und had purchased or sold the security at issue or that an investment adviser or sub-adviser for an applicable Voya fund had considered purchasing or selling such security.

2.

Employees

Personal Securities Holdings and Transactions. The requirements of this section apply to all Employees for all holdings and transactions involving securities in which the Employee acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

However, these reporting requirements do not apply to holdings or transactions involving the following excluded securities:

•

direct obligations of the Government of the United States;

•

high quality short-term debt instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements; and

•

shares of open-end mutual funds that are not managed by the Voya Entities.

a.

Initial Disclosure of Personal Holdings. Employees are required to disclose all their personal securities holdings to the Voya IM Compliance Department within 10 days of commencing employment with a Voya Entity.

b.

Securities Transaction Records. Employees should be aware that the Voya Entities maintain a list of designated broker-dealers with whom Employees may maintain a brokerage account. Employees shall notify the Voya IM Compliance Department if they intend to open, or have opened, a brokerage account. If requested, Employees shall direct their brokers to supply Compliance with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts. Employees must report new authorized brokerage accounts to the Compliance Department within thirty (30) days of opening the account. Note: Employees may not trade in the new account prior to reporting the account.

c.

Quarterly Account and Transaction Reports. Employees are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter and of the end of each calendar quarter.

d.

Annual Holdings Report. Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year.

e.

Information to be Reported. Employees are required to provide the following information when submitting reports as required by a. through d., above:

i.

Initial and Annual Holdings Reports must include the:

•

title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

•

broker-dealer or bank where accounts are held; and

•

date the report is submitted.

ii.

Quarterly Transaction Reports must include the:

•

title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

•

trade date and type of transaction (i.e. buy, sell, open, close, etc.);

•

price of the security;

•

broker-dealer or bank account through which the transaction was effected; and

•

date the report is submitted.

f.

All reports, other than the Initial Disclosure of Personal Holdings, shall be made via the vendor system, which can be accessed at: https://voya.ptaconnect.com/

3.

Employees

Receipt of Gifts or Entertainment. No Employee may receive any gift or entertainment from any one person or entity doing business with the Voya Entities in contravention of the Voya IM Gift & Entertainment Policy. Employees who receive a gift or entertainment from any person or entity that raises potential issues under the Voya IM Gift & Entertainment Policy must immediately contact the Voya IM Compliance Department to determine the proper handling of such gift. Employees should refer to the Voya IM Gift & Entertainment Policy.

Outside Activities. Employees are expected to devote their full business day to the business of the Voya Entities. In addition, no one may make use of their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of the Voya Entities or their clients. All Outside Activities requests shall be submitted via the vendor system the Voya Entities utilize, which can be accessed at  https://voya.ptaconnect.com/.

To assist in ensuring that such conflicts are avoided, an Employee must obtain the written approval of the Employee’s supervising manager and the Voya IM Compliance Department prior to an Employee personally:

•

Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations;

•

Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of Voya Entities) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; or

•

Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.

In addition, every Employee of the Voya Entities must obtain the written approval of their supervisor and the Voya IM Compliance Department prior to:

•

Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Voya Entities, whether as a fee, commission, bonus or other consideration such as stock, options or warrants;

•

Accepting a second job of any kind or engaging in any other business outside of the Voya Entities; or

•

Participating as a plaintiff, defendant or witness in any non-family related litigation or arbitration.

Every Employee is also required to disclose to the Voya IM Compliance Department if any of their immediate family members hold positions as directors or executive officers of any public company.   Limitations may be placed on an Employee’s investment activities in the event an Employee’s immediate family member holds such a position.

Similarly, every Employee is required to maintain the data reported in connection with an outside activity and notify the Voya IM Compliance Department in the event of any change to the employee’s outside activity after initial approval.

4.

Covered Persons

Certification of Compliance. All Covered Persons are required to certify to the Voya IM

Compliance Department annually, or whenever this Code is materially amended, that they have:

•

read and understand the provisions contained in the Code;

•

complied with all the requirements of the Code; and

•

reported all transactional information required by the Code.

I.

The Voya Entities’ Duty of Confidentiality

All information submitted by a Covered Person to the Voya IM Compliance Department pursuant to this Code will be treated as confidential information.  It may, however, be made available to senior management, governmental and governmental agencies with regulatory authority over the Voya Entities, as well as to the Voya funds Directors, and each of their auditors and legal advisors, as appropriate.

J.

Violations of the Code

Employees are required to report any known or suspected violations of the Code to the Voya IM Compliance Department immediately. An Employee who violates this Code or fails to report a violation of the Code may be subject to sanctions. For example, if the same security is purchased or sold on the same day by an Employee, the Employee following a violation, may be required to disgorge profits to charity. In addition, any Employee that violates the Code’s pre-clearance or transaction reporting provisions may also be suspended from further trading for a period.

K.

Exceptions to the Code

Exceptions to the Code will only be made under extraordinary circumstances. No exception may be granted for those sections of the Code that are mandated by regulation.

Exceptions may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to Voya IM’s Chief Compliance Officer and approved by her or him and a member of Voya IM’s Management Committee.  Exceptions to the Code shall be reported as applicable to the Chief Compliance Officer of the Voya funds and the Voya funds Directors.

APPENDIX 3.B.

SENIOR LOAN SUPPLEMENTAL CODE OF ETHICS

(May 1, 2017)

SENIOR LOAN SUPPLEMENTAL CODE OF ETHICS

Scope

This Supplemental Code of Ethics (this “Supplemental Code”) has been adopted by the Voya Senior Loan Group (the “Group”) of Voya Investment Management (“Voya IM”) and applies to all Voya IM personnel either employed within the and persons within Voya IM who have routine access to the trading system utilized by the Group in order to monitor Group trading activity (a “Covered Person”).

Relation to Other Voya IM Policies

This Supplemental Code is intended to supplement existing Voya IM policies. If any aspect of this Supplemental Code conflicts with any other Voya IM policy (as now or hereafter in effect), the provisions of such other policy shall control.

Responsibilities

Each Covered Person must read this Supplemental Code and comply with its terms.

Personal Trading

In General

Covered Persons may not purchase, sell or own any equity or debt interest issued by any entity (or any of such entity’s affiliates) if the Group is in possession of any current non-public information about such entity or any of its affiliates. For the purposes of this Policy, the Group is deemed to be in possession of current non-public information about an entity if:

a.

any portfolio managed by the Group is currently invested in any issuance from such company or any of its affiliates

b.

any portfolio managed by the Group was invested in any issuance from such company or any of its affiliates within the most recent six months

c.

the Group received any non-public information, such as but not limited to a “bank book” or other solicitation to invest in an issuance by such entity or any of its affiliates, within the most recent six months.

Pre-clearance

All proposed personal securities transactions by Covered Persons will be checked against the Group’s records to prevent any violations of the above restriction. For all trades, including S&P Small Lot Transactions (see below), Covered Persons must obtain preclearance as a part of Voya IM’s normal pre-clearance procedure for personal securities transactions using the Protegent system (or any successor thereto). The required preclearance against the Group’s records will occur as part of the Voya IM approval process, i.e., Covered Person does not need to take any additional action in this regard.

S&P 500 Small Lot Transactions

Voya IM employees are not required to seek pre-clearance approval on daily transactions involving small lots (100 shares or less) of the common stock of companies in the S&P 500 (an “S&P Small Lot Transaction”). This exception to Voya IM’s general rule that all securities transactions must receive pre-clearance does not supersede the Group’s policy stated above prohibiting transactions in debt or equity securities of companies about which the Group is in possession of current material non-public information. Therefore, before undertaking an S&P Small Lot Transaction, Covered Persons must obtain pre-clearance. The pre-clearance procedure for S&P Small Lot Transactions is the same as the normal Voya IM pre-clearance procedure using the Protegent system.

Involving Relatives, Friends and Personal Business Associates in Voya IM Business Matters

In the course of acting on behalf of and in the best interests of Voya IM and its customers, occasions may arise where a Covered Person has a personal relationship 5 with a person or entity that could provide services for compensation to Voya IM, a customer of Voya IM or an entity in whose loans or securities an Voya IM managed portfolio has invested. If a Covered Person believes that such a situation exists, the Covered Person may not make any contact with such person or entity with regard to such situation, nor may the Covered Person provide any non- public information to such person or entity. Instead, the Covered Person must inform his or her manager and a Group Head of the situation and, if requested by a Group Head, provide appropriate contact information.

A Group Head may authorize contact with such person or entity, but any such contact shall be made by a different Covered Person as designated by a Group Head. The Covered Person with the personal relationship shall not have any contact with any such person or entity with regard to the subject matter. In addition, if such a contact is approved, the Covered Person with the personal relationship shall be relieved of any and all responsibility with regard to the subject matter in so far as it relates to the participation or involvement of such person or entity, or the terms and conditions thereof.

5 Personal relationship includes, without limitation, family members and relatives, close personal friends, former employers, etc.

The restriction in this section applies only to situations where there is the expectation that compensation will be paid. It does not apply to situations where advice or services may be provided without compensation or other financial benefit to the person or entity with which the Covered Person has a personal relationship. In all cases, however, the Covered Person may not receive any compensation or other financial benefit.